SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   May 27, 2009

NXT Nutritionals Holdings, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-147631
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

56 Jackson Street
Holyoke, MA 01040
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(413) 533-9300
(ISSUER TELEPHONE NUMBER)

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 27, 2009, Joshua Rosenbaum submitted a letter of resignation notifying us that he resigned from the position of Director of Business Development & Marketing and as a Director of NXT Nutritionals Holdings, Inc. (the “Company”).  Mr. Rosenbaum’s resignation was due to personal reasons, and not the result of any disagreement with the Company or any officers or directors of the Company.

Effective June 2, 2009, the Board of Directors approved the appointment of Paul S. Auerbach, MD, MS to fill the vacancy left on the Board of Directors due to the resignation of Mr. Rosenbaum.

Dr. Paul S. Auerbach is a Professor of Surgery in the Division of Emergency Medicine at Stanford University Medical.  He will be forming and heading the Company’s Medical Advisory Board. He is the former Professor and Chief of the Divisions of Emergency Medicine at Stanford and Vanderbilt. Dr. Auerbach is a founder and past president of the Wilderness Medical Society, editor of the definitive medical reference text Wilderness Medicine, 5th Edition, and author of Medicine for the Outdoors, which is a leading book on outdoor health for laypersons. Dr. Auerbach practices emergency medicine, teaches, performs research, and advises numerous agencies and organizations, including serving as an advisory board member to the AARP “Fat 2 Fit” Community Challenge. Dr. Auerbach has been hailed as a Hero of Emergency Medicine by the American College of Emergency Physicians. He also serves on the National Medical Committee for the National Ski Patrol. Dr. Auerbach is a recipient of numerous awards including the DAN America Award from the Divers Alert Network, Outstanding Contribution in Education Award from the American College of Emergency Physicians, a NOGI Award in 2006 from the Academy of Underwater Arts and Sciences, Diver of the Year for Science in 2008 from Beneath the Sea, and DAN/Rolex Diver of the Year in 2009.

Dr. Auerbach is a graduate of Duke University and Duke University School of Medicine, as well as the Stanford Graduate School of Business.

Item 9.01   Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NXT Nutritionals Holdings, Inc.
Date: June 2, 2009	By:	/s/ Francis McCarthy
Name: Francis McCarthy
Title: President and Chief Executive Officer